Exhibit 99.6

Citigroup Inc.
EUR 1,250,000,000 4.75% Fixed / Floating Rate Callable Subordinated Notes due May 2017
under the
Programme for the issuance of
Euro Medium-Term Notes, Series B
The securities described herein have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
1.	Issuer:	Citigroup Inc.
2.	Specified Currency:	Euro ("EUR").
3.	Aggregate Nominal Amount:	EUR 1,250,000,000.
4.	Issue Price:	99.808%.
5.	Specified Denominations:	EUR 50,000 and integral multiples of EUR 1,000 in excess thereof up to and including EUR 99,000. No Notes in definitive form will be issued with a denomination above EUR 99,000.
6.	Issue Date:	31 May 2007.
7.	Maturity Date:	31 May 2017.
8.	Interest Basis:
The Notes will bear interest payable annually in arrears at a fixed rate of interest as described below from, and including, the Issue Date to, but excluding, 31 May 2012 (the "Fixed Rate Period"). The Notes will bear interest payable monthly in arrears at a floating rate of interest as described below from, and including, 31 May 2012 to, but excluding the Maturity
Date (the "Floating Rate Period").

9.	Redemption/Payment Basis:	Redemption at par.
10.	Change of Interest or Redemption/Payment Basis:	As specified above.
11.	Put/Call Options:	Issuer Call (further particulars specified at 15 (Call Option) below).
12.	Status of the Notes:	Subordinated.
PROVISIONS RELATING TO INTEREST
13.	Fixed Rate Note Provisions:	Applicable (Fixed Rate Period).
	(i) Rate of Interest:	4.75% per annum payable annually in arrears during the Fixed Rate Period.
	(ii) Interest Payment Dates:	31 May in each year from, and including, 31 May 2008 to, and including, 31 May 2012.
	(iii) Fixed Coupon Amount:	EUR 2,375 per Note of EUR 50,000.
	(iv) Day Count Fraction:	Actual/Actual (ICMA).
14.	Floating Rate Note Provisions:	Applicable (Floating Rate Period).
	(i) Interest Periods:	1 month EURIBOR plus the Margin payable monthly in arrears during the Floating Rate Period.
	(ii) Interest Payment Dates:	The last day in each calendar month from, and including, 31 August 2012 to, and including, the Maturity Date subject to adjustment in accordance with the Business Day Convention.
	(iii) Business Day Convention:	Modified Following Business Day Convention.
	(iv) Manner in which the Rate of Interest is to be determined:	Screen Rate Determination.
(v) Screen Rate Determination:
	- Reference Rate:	1 month EURIBOR.
	- Interest Determination Date:	The second day on which the TARGET system is open prior to the start of each Interest Period.
	- Relevant Screen Page:	The display page designated EURIBOR01 on Reuters.
	- Relevant Time:	11.00 a.m. Brussels time.
	- Relevant Financial Centre:	Euro-zone.
	(vi) Margin:	+ 0.74% per annum.
	(vii) Day Count Fraction:	Actual/360 (adjusted).
PROVISIONS RELATING TO REDEMPTION
15.	Call Option:	Applicable.
(i) Optional Redemption Dates (Call):		31 May 2012 or any Interest Payment Date thereafter.
(ii) Optional Redemption Amount (Call):		Outstanding Principal Amount plus accrued and unpaid interest, including any additional amounts.
16.	Final Redemption Amount:	Par.
17.	Early Redemption Amount:	Par, payable on redemption for tax reasons or on event of default.
GENERAL PROVISIONS APPLICABLE TO THE NOTES
18.	Form of Notes:	Bearer Notes.
DISTRIBUTION
19.	TEFRA:	The D Rules are applicable.
20.	Listing:	Regulated Market of the Luxembourg Stock Exchange

OPERATIONAL INFORMATION

ISIN Code:	XS0303074883.
Common Code:	030307488.